UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2008

SHENGDATECH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31937	26-2522031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Youth Pioneer Park Tai’an Economic and Technological Development Zone Tai’an City, Shandong Province 271000 People’s Republic of China
(Address of principal executive offices)

(86-538) 856-0618
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

On May 22, 2008, ShengdaTech, Inc. (the “Company”) entered into a Purchase Agreement with several Initial Purchasers (“Initial Purchasers”) as identified in the Purchase Agreement and represented by Oppenheimer & Co. (the “Representative”), under the terms of which Initial Purchasers agreed to purchase up to $100 million in convertible senior notes (“Notes”) with an over-allotment option to purchase up to an additional $15 million.

The Notes bear interest at 6.0 % per annum payable semiannually, and have a maturity date of June 1, 2018.   At maturity, subject to certain exceptions, the Company will be required to repay the accreted principal amount of the Notes.  The Notes are convertible at the option of the holders, at any time prior to maturity, into shares of common stock at the initial conversion rate of 100.6036 shares per $ 1,000 principal amount of notes (at approximately $9.94 per share of common stock) subject to adjustment.  Holders who convert their notes at any time prior to June 1, 2011 are entitled to additional interest in cash or, at the Company’s option, in shares of Company’s common stock.

Upon required declaration of an event of default (default in any payment of interest, principal of the Notes, failure to convert Notes to common stock upon valid exercise, failure to abide by certain agreements, failure to pay certain mortgage or debt, failure to obey certain judgment or order, certain change-in-control, bankruptcy, insolvency, etc), the principal and accrued and unpaid interest, including any additional amounts of the Notes, will be due and payable immediately.

The Company may not redeem the Notes prior to June 1, 2011. Beginning on or after June 1, 2011 until and including May 31, 2013, the Company may redeem for cash all of the Notes, in whole or part, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, if the last trading price of the Company’s shares of common stock, subject to certain qualifications, is at least 150% of the conversion price then in effect on the trading date. On or after June 1, 2013, the Company may redeem for cash all of the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

The Company shall not, and shall not permit its subsidiaries to incur any indebtedness. However, the Company may incur additional unsecured indebtedness which ranks equal in right of payment to the Notes in an amount not to exceed $15,000,000 under certain circumstances. The Company will be permitted to issue equity securities, including common stock and preferred stock under certain circumstances, and any securities which rank junior in right of payment to the Notes.

The Notes will be issued in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended (“Securities Act”), and other exemptions of the Securities Act, including the exemption of Section 4(1 1/2) of the Securities Act. After Closing, the Notes will be resold on the Private Offerings, Resales and Trading through Automated Linkages Market (the “PORTAL Market”) by the Initial Purchasers to eligible purchasers (Qualified Institutional Buyers and Institutional Accredited Investors as those terms are defined under Rule 144A and Rule 501(a)(1), (2), (3) or (7) of the Securities Act).

The Company intends to use the proceeds from the Notes for the following purposes: (i) approximately $56 million for expansion of Nano Precipitated Calcium Carbonate production capacity; with the rest for (ii) potential coal-based chemical acquisitions; and (iii) strategic investments and working capital purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShengdaTech, Inc.
Dated May 28, 2008
	By:	/s/ Xiangzhi Chen
Xiangzhi Chen,
President and Chief Executive Officer